Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

THE FIRST AMERICAN CORPORATION REPORTS

FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2006

– Increases Regular Cash Dividend By 22 Percent –

SANTA ANA, Calif., March 1, 2007 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced financial results for the fourth quarter and full year ended Dec. 31, 2006.

Revenues for the fourth quarter of 2006 were $2.2 billion, representing a decline of 2 percent from the fourth quarter of 2005. Net income was $104.0 million in the fourth quarter of 2006, compared with $116.6 million in the fourth quarter of 2005, a decline of 11 percent. Diluted earnings per share were $1.06 in the fourth quarter of 2006, versus $1.17 in the fourth quarter of the prior year.

For the year ended Dec. 31, 2006, revenues grew to $8.5 billion, up 5 percent from $8.1 billion in the year ended Dec. 31, 2005. Net income was $287.7 million for the full year 2006, versus $480.4 million for 2005. Diluted earnings per share were $2.92 in the year ended Dec. 31, 2006, compared with $4.92 in the prior year.

“This year was marked by a number of challenges for our company, including a general decline in real estate activity, home price depreciation and increased industry regulation,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “We achieved reasonable top-line growth with a 5 percent increase in revenues to a record level. However, we feel our margins fell short of where they can and will be. This coming year will be one in which we focus on integration, organic growth, building scale in selected businesses and expense management. Our approach to acquisitions will be very selective and focused on businesses and markets with high expected growth rates.

“Our Specialty Insurance, Property Information and First Advantage segments experienced growth in revenues and earnings for the year. Our Mortgage segment was able to maintain margins in excess of 23 percent despite a decline in revenue of greater than 10 percent. Our Title segment experienced a 44 percent decline in income before income taxes and minority interest relative to last year. The Title segment’s profitability suffered primarily due to a significant increase in regulatory and litigation expenses and the reserve strengthening charge of $155 million that we took in the second quarter of 2006.

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First American Reports Financial Results for the Fourth Quarter 2006

“Under the leadership of Curt Johnson, 2007 will be a transitional year for our Title company. In our quest to improve margins and returns on allocated capital, we may not experience the same level of revenue growth that we have seen historically. In addition, our goal of being an industry leader in terms of compliance may put pressure on profitability in the short term. Given these dynamics, we believe it is necessary to restructure the Title company to a more centralized and streamlined operating structure that will allow us to reduce our operating costs and institute process improvements.”

Segment Review

Title Insurance. During the fourth quarter of 2006, the company’s Title segment experienced a decline in revenues of 5 percent to $1.6 billion, compared with the same quarter in 2005, primarily a result of the declining average revenue per title order closed during the quarter. Closed title orders for the fourth quarter increased modestly by 2 percent, compared with the prior year’s fourth quarter, but the average revenue per order declined by 4 percent to $1,642. Total expenses declined by 6 percent, resulting in an increase in pretax profits of 6 percent to $121.7 million for the fourth quarter of 2006.

Direct premiums made up approximately 51.6 percent of the total title premiums for the fourth quarter of 2006, compared with 49.4 percent in the same quarter of 2005. This shift in the mix away from agent premiums, combined with significant improvements in investment income, which increased 19 percent during the quarter, resulted in an 80-basis-point improvement in the Title segment’s pretax margins during the fourth quarter of 2006, compared with the fourth quarter of 2005.

Specialty Insurance. Revenues at First American’s Specialty Insurance segment, which sells home warranty contracts and homeowner’s property and casualty insurance, grew 6 percent in the fourth quarter of 2006, compared with the same quarter of 2005, to $85.0 million. Pretax profits improved by 14 percent during this same period to $15.1 million, resulting in an improvement of pretax margins of 120 basis points, compared with the fourth quarter of 2005.

Mortgage Information. The declining real estate market was the primary cause of the Mortgage segment’s 11 percent decline in revenues to $126.4 million in the fourth quarter of 2006, compared with 2005. While efforts to expand and improve the default business within this segment are well underway, real estate tax service and flood zone determination revenue declined due to the slowdown in mortgage activity. Cost control efforts at this segment resulted in pretax profit margins improving 117 basis points to 25.2 percent, relative to the fourth quarter of 2005.

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First American Reports Financial Results for the Fourth Quarter 2006

A highlight for this segment in the fourth quarter was the signing of a large client for its tax service. The company’s tax service business, which remains the number-one provider of tax service products to the marketplace, provides products and services to 18 out of the top 20 mortgage servicers in the United States.

Property Information. During the fourth quarter of 2006, the Property Information segment grew its revenues 27 percent, versus the fourth quarter of 2005, to $170.2 million. Pretax profits increased 34 percent in the fourth quarter of 2006, compared with the fourth quarter last year, and pretax profit margins improved 140 basis points to 24.7 percent in the fourth quarter of 2006. The Property Information segment recently announced the merger of its Real Estate Solutions (“RES”) group with CoreLogic Systems, Inc. This merger is the largest transaction in a series of analytic company acquisitions and minority investments completed by RES in recent years as a part of a larger domestic and international mortgage-risk analytics strategy.

First Advantage. During the fourth quarter of 2006, First Advantage Corporation (NASDAQ: FADV) grew its revenues 19 percent, compared with the fourth quarter of 2005. Pretax profits increased 6 percent in the same period to $30.8 million, compared with the fourth quarter last year. Operating margins increased in five of the six primary business lines in the fourth quarter of 2006, relative to the fourth quarter of 2005. First American owns directly and indirectly shares of Class B common stock, representing a 76 percent economic interest in First Advantage.

Dividend Declaration

First American’s Board of Directors declared a regular cash dividend of 22 cents per common share, representing a 22 percent increase in the previous dividend per common share. The cash dividend is payable on April 16, 2007, to shareholders of record as of March 30, 2007. First American has paid a cash dividend for each of the last 98 years.

Outlook

Management’s outlook for 2007 contemplates a continued slowdown in housing activity and an increase in defaults and foreclosures. The company’s title, tax and flood businesses may experience a slower level of growth than the level experienced over the last several years. Given this outlook, management of these businesses will focus on expense management. However, many of the company’s businesses, particularly default, mortgage-risk analytics and employment screening, are expected to see a strong increase in demand for their products.

Teleconference/Webcast

First American’s fourth quarter results will be discussed in more detail on Thursday, March 1, 2007, at 11 a.m. EST, via teleconference. The dial-in number is (888) 955-3516 and the pass code

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First American Reports Financial Results for the Fourth Quarter 2006

is FIRST AMERICAN. The live audio webcast of the call and copies of the slide presentation will be available on First American’s Web site at www.firstam.com/investor. An audio replay of the conference call will be available through March 8, 2007, by dialing (203) 369-0114. An audio archive of the call will also be available for replay on First American’s Web site.

About First American

The First American Corporation (NYSE: FAF), a FORTUNE 500® company that traces its history to 1889, is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Mortgage Information, Property Information and First Advantage. With revenues of approximately $8.5 billion in 2006, First American has approximately 2,100 offices throughout the United States and abroad. More information about the company and an archive of its press releases can be found at www.firstam.com.

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First American Reports Financial Results for the Fourth Quarter 2006

Forward-Looking Statements

Certain statements made in this press release, including those related to the company’s margin; the company’s focus in the coming year; the company’s approach to acquisitions; 2007 as a transition year for the Title company; the expected slowdown in housing activity and an increase in defaults and foreclosures; slower expected growth in the company’s title, tax and flood businesses; the focus on expense management and increased demand in many of the company’s businesses, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s Title Insurance and Services segment and certain other of the company’s businesses; consolidation among the company’s significant customers and competitors; changes in the company’s ability to integrate businesses which it acquires; and other factors described in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended Dec. 31, 2006, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

(Additional Financial Data Follows)

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First American Reports Financial Results for the Fourth Quarter 2006

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2006	2005 (as restated)	2006	2005 (as restated)
Revenues
Operating revenues	$2,085,596	$2,124,449	$8,244,304	$7,859,071
Investment and other income	68,083	57,768	239,416	210,295
Gain on stock issued by subsidiary	376	17,609	9,290	25,658
Net realized investment gains	6,067	5,272	6,056	9,727

	2,160,122	2,205,098	8,499,066	8,104,751

Expenses
Salaries and other personnel costs	644,740	648,842	2,571,353	2,428,913
Premiums retained by agents	592,958	665,759	2,393,348	2,298,622
Other operating expenses	494,906	463,407	1,930,492	1,746,835
Provision for title losses and other claims	129,586	140,210	656,947	457,030
Depreciation and amortization	56,411	46,441	206,925	157,439
Premium taxes	19,209	18,296	71,759	64,193
Interest	21,350	14,374	71,339	53,977

	1,959,160	1,997,329	7,902,163	7,207,009

Income before income taxes and minority interests	200,962	207,769	596,903	897,742
Income taxes	73,300	68,600	220,100	323,500

Income before minority interests	127,662	139,169	376,803	574,242
Minority interests	23,691	22,616	89,127	93,862

Net income	$103,971	$116,553	$287,676	$480,380

Other comprehensive income, net of tax
Unrealized gain (loss) on securities	5,468	(4,300)	6,496	(9,103)
Minimum pension liability adjustment	(8,827)	(35,652)	(8,827)	(35,652)

	(3,359)	(39,952)	(2,331)	(44,755)

Comprehensive income	$100,612	$76,601	$285,345	$435,625

Net income per share:
Basic	$1.08	$1.22	$2.99	$5.09

Diluted	$1.06	$1.17	$2.92	$4.92

Weighted-average number of shares:
Basic	96,346	95,835	96,206	94,351

Diluted	98,490	99,123	98,653	97,691

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First American Reports Financial Results for the Fourth Quarter 2006

Consolidated Balance Sheets

(in thousands)

	December 31
	2006	2005
		(as restated)
ASSETS
Cash and cash equivalents	$1,404,884	$1,561,144

Accounts and accrued income receivable, less allowances ($62,467 and $67,473)	557,957	486,933

Investments:
Deposits with savings and loan associations and banks	111,875	90,383
Debt securities	1,185,915	1,100,728
Equity securities	53,988	47,101
Other long-term investments	578,738	394,367

	1,930,516	1,632,579

Loans receivable, net	101,641	94,812

Property and equipment, net	741,691	685,522

Title plants and other indexes	585,794	539,083

Deferred income taxes	43,890	—

Goodwill	2,307,384	2,092,612

Other intangible assets, net	275,992	247,117

Other assets	274,536	258,839

	$8,244,285	$7,598,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$806,326	$693,175

Accounts payable and accrued liabilities:
Accounts payable	159,923	122,082
Salaries and other personnel costs	286,771	303,894
Pension costs and other retirement plans	352,957	308,809
Other	245,495	293,108

	1,045,146	1,027,893

Deferred revenue	753,466	762,157

Reserve for known and incurred but not reported claims	936,989	671,054

Income taxes payable	20,265	17,386

Deferred income taxes	—	13,009

Notes and contracts payable	847,991	848,569

Deferrable interest subordinated notes	100,000	100,000

	4,510,183	4,133,243

Minority interests in consolidated subsidiaries	512,049	459,665

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par value
Authorized—500 shares; Outstanding—None
Common stock, $1 par value
Authorized—180,000 shares; Outstanding— 96,484 and 95,860 shares	96,484	95,860
Additional paid-in capital	983,421	956,720
Retained earnings	2,297,432	2,078,969
Accumulated other comprehensive loss	(175,284)	(125,816)

Total stockholders’ equity	3,202,053	3,005,733

	$8,224,285	$7,598,641

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First American Reports Financial Results for the Fourth Quarter 2006

Summary of Earnings

(in thousands, except per share amounts)

	Three Months Ended December		Twelve Months Ended December
	2006	2005 (as restated)	2006	2005 (as restated)
Total revenues	$2,160,122	$2,205,098	$8,499,066	$8,104,751
Income before income taxes and minority interests	$200,962	$207,769	$596,903	$897,742
Income taxes	$73,300	$68,600	$220,100	$323,500
Minority interests	$23,691	$22,616	$89,127	$93,862
Net income	$103,971	$116,553	$287,676	$480,380
Net income per share:
Basic	$1.08	$1.22	$2.99	$5.09
Diluted	$1.06	$1.17	$2.92	$4.92
Weighted-average shares outstanding:
Basic	96,346	95,835	96,206	94,351
Diluted	98,490	99,123	98,653	97,691

Summary Balance Sheet Information

(in thousands, except per share amounts)

	December 31	December 31
	2006	2005 (as restated)
Total stockholders’ equity	$3,202,053	$3,005,733
Book value per share	$33.19	$31.36

Summary Title Insurance Order Counts

From Direct Title Operations

	Three Months Ended December 31
	2006	2005
Title orders opened:
October	219,000	210,100
November	211,800	188,100
December	201,600	162,000

Fourth quarter total	632,400	560,200

Title orders closed:
October	164,300	164,000
November	152,600	154,100
December	164,800	152,700

Fourth quarter total	481,700	470,800

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First American Reports Financial Results for the Fourth Quarter 2006

Segment Margins

(in thousands, except percentages)

	Three Months Ended December 31
	Total revenues		Pretax (A)		Margins
	2006	2005 (as restated)	2006	2005 (as restated)	2006	2005 (as restated)
Financial Services

Title Insurance and Services	$1,582,352	$1,663,484	$121,694	$114,638	7.7%	6.9%
Specialty Insurance	84,953	80,090	15,086	13,259	17.8%	16.6%

	$1,667,305	$1,743,574	$136,780	$127,897	8.2%	7.3%

Information Technology

Mortgage Information	$126,441	$142,772	$31,837	$34,276	25.2%	24.0%
Property Information	170,213	134,547	42,006	31,324	24.7%	23.3%
First Advantage	214,310	179,782	30,764	29,049	14.4%	16.2%

	$510,964	$457,101	$104,607	$94,649	20.5%	20.7%

	Twelve Months Ended December 31
	Total revenues		Pretax (A)		Margins
	2006	2005 (as restated)	2006	2005 (as restated)	2006	2005 (as restated)
Financial Services

Title Insurance and Services	$6,245,111	$6,023,213	$301,160	$540,851	4.8%	9.0%
Specialty Insurance	328,379	290,511	56,406	47,557	17.2%	16.4%

	$6,573,490	$6,313,724	$357,566	$588,408	5.4%	9.3%

Information Technology

Mortgage Information	$531,639	$593,049	$123,662	$140,884	23.3%	23.8%
Property Information	622,805	544,013	151,904	151,168	24.4%	27.8%
First Advantage	827,661	654,753	117,248	103,549	14.2%	15.8%

	$1,982,105	$1,791,815	$392,814	$395,601	19.8%	22.1%

(A) - Income before income tax, minority interest and corporate expenses

Contact:

Frank V. McMahon

Vice Chairman and Chief Financial Officer

The First American Corporation

(714) 250-4401 • fmcmahon@firstam.com

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